Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2009 relating to the financial statements, which appears in CPI Aerostructures, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ J.H. Cohn LLP

Jericho, New York

September 17, 2009